Exhibit 99.1

65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

Company Contact
Jeffrey W. Church
CFO, Treasurer & Secretary
(240) 632-5510

GENVEC REPORTS FOURTH QUARTER
AND 2003 FINANCIAL RESULTS

     GAITHERSBURG, Md (March 10, 2004) — GenVec, Inc. (Nasdaq:GNVC), today announced financial results for the fourth quarter and year ended December 31, 2003. For the year ended December 31, 2003, GenVec reported a net loss of $21.3 million or ($0.65) per share compared to a net loss of $25.6 million or ($1.17) per share for 2002. GenVec ended the year with $40 million in cash and investments.

     Revenues for 2003 were $10.5 million, up 25 percent from $8.4 million in 2002 and were primarily attributable to the following:

•	Vaccine development activities from collaborations with the National Institutes of Health ($7.2 million) and the U.S. Naval Medical Research Center ($1.4 million) under which GenVec’s proprietary adenovector technology is being used for the development and manufacture of clinical grade vaccine candidates against HIV, SARS, malaria and dengue virus and

•	Expanded research collaboration with FUSO Pharmaceutical Industries, Ltd. of Japan ($1.7 million) to identify a targeted cancer therapy product candidate designed to treat not only the primary tumor but also cancer that has spread, or metastasized, to distant sites in the body.

     Operating expenses for 2003 decreased 6 percent to $31.9 million from $34.0 million in 2002. Included in 2003 operating expenses was a $1.2 million restructuring charge related to a reduction in workforce announced in April 2003. Research and development expenses decreased 4 percent to $23.5 million for the year ended December 31, 2003 from $24.4 million in the comparable prior year period. General and administrative expenses decreased 25 percent to $7.2 million from $9.6 million in the prior year, exclusive of the restructuring charge.

     For the fourth quarter ended December 31, 2003, the company reported a net loss of $5.2 million or ($0.10) per share compared to a net loss of $5.4 million or ($0.25) per share in the comparable prior year period. Research and development expenses decreased 6 percent to $6.1 million in the fourth quarter of 2003 from $6.5 million in the fourth quarter of 2002. The fourth quarter of 2003 included one-time charges totaling $610,000 related to third party manufacturing costs for TNFerade clinical materials for advanced stage clinical trials and license payments for access to technology. General and administrative expenses in the fourth quarter of 2003 decreased 33 percent from $2.4 million to $1.6 million in the comparable period in 2002 due to workforce reductions and other cost cutting efforts.

     In the fourth quarter of 2003, the company reported revenues of $2.4 million compared to $3.5 million for the same period in 2002. Prior year revenue included a $1.5 million payment from Pfizer for certain manufacturing-related and clinical development costs relating to the transition of the BIOBYPASS® collaboration back to GenVec during 2002.

     Jeffrey W. Church, GenVec’s Chief Financial Officer commented on GenVec’s business and financial results, “An important event in 2003 was our merger with Diacrin, Inc., which was completed on August 21st. The merger significantly strengthened our balance sheet through the addition of over $40 million in cash and investments.”

     Mr. Church continued, “2003 was a productive year for GenVec in the clinic. We continued to see encouraging data from our Phase II clinical trials of TNFerade™ in pancreatic and esophageal cancer. For our ophthalmology product candidate, AdPEDF, we are pleased with the progress of our Phase I trial for the treatment of wet age-related macular degeneration and we anticipate completing enrollment by the end of the first quarter of 2004. Preliminary data from this trial will be reported at the 2004 Association for Research in Vision and Ophthalmology (ARVO) Annual Meeting in April. In the first quarter of 2004, we announced two new business relationships — a collaboration with Cordis Corporation to advance BIOBYPASS into late-stage clinical trials in patients with severe coronary artery disease using the Cordis NOGASTAR® Mapping Catheter and MYOSTAR™ Injection Catheter and $13.3 million in two new contract amendments under our vaccine development program with the National Institutes of Health to include the manufacture of early and late stage clinical vaccine candidates for HIV and SARS. We anticipate continued clinical advances and business development announcements throughout 2004.”

     GenVec is a biopharmaceutical company developing novel therapies that improve patient care in the areas of cancer, heart disease, and vision loss. GenVec also receives funding for vaccine programs for HIV, SARS, malaria and dengue virus. Additional information on GenVec is available at www.genvec.com and in the company’s various filings with the Securities and Exchange Commission.

     Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues and operating expenses, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including those relating to the inability to achieve planned synergies or execute integration plans and establish management and organizational structure following our merger. Other risk factors include the failure by GenVec to secure and maintain relationships with collaborators; risks relating to the early stage of GenVec’s product candidates under development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of GenVec’s proposed product candidates (such as marketing, regulatory, patent, product liability, supply, competition and other risks); dependence on the efforts of third parties; dependence on intellectual property; and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

GenVec, Inc.
Condensed Statements of Operations

(in thousands, except per share data)

	Quarter Ended		Year Ended
	12/31/03	12/31/02	12/31/03	12/31/02
	(unaudited)
Revenue	$2,449	$3,489	$10,520	$8,414
Operating expenses:
Research and development	6,088	6,464	23,457	24,352
General and administrative	1,637	2,357	7,195	9,643
Severance and termination costs	—	—	1,210	—

Total operating expenses	7,725	8,821	31,862	33,995

Operating loss	(5,276)	(5,332)	(21,342)	(25,581)
Interest income	172	73	389	1,000
Interest expense	(111)	(120)	(486)	(531)
Investment gains (losses)	—	—	178	(486)

Net loss	$(5,215)	$(5,379)	$(21,261)	$(25,598)

Basic and diluted net loss per share (1)	$(0.10)	$(0.25)	$(0.65)	$(1.17)

Shares used in computation of basic and diluted net loss per share	51,043	21,875	32,963	21,816

(1)	Gives effect to common stock issued in connection with Diacrin acquisition.

GenVec, Inc.
Selected Balance Sheet Information

(in thousands)

	As of December 31,
	2003	2002
Cash and investments	$39,961	$20,360
Working capital	20,636	12,471
Total assets	52,684	31,085
Stockholders’ equity	37,026	15,629

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